EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-80897 of Gateway Energy Corporation on Form S-8 of our report dated February 27, 2004 (except for Note 13, for which the date is March 9, 2004), appearing in this Annual Report on Form 10-KSB of Gateway Energy Corporation for the year ended December 31, 2003.

/s/Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 24, 2004